December 21, 2006

David Bock, CFO
I-Trax, Inc.
40 Burton Hills Blvd STE 200
Nashville, TN 37215

Dear Mr. Bock:

Bank of America, N.A. has extended the maturity date of your $14,000,000.00 Line of Credit evidenced by the Promissory Note dated March 31, 2005 (including any previous amendments, the “Note”). The date on which the final principal and interest payment is due is now January 1, 2008.

This extension shall not constitute a commitment to extend the maturity of the Note beyond the date specified above. All other terms and conditions of the Note shall remain in full force and effect.

I also want to take this opportunity to thank you for your business. I believe we can continue to provide your company with the same high level of customer service and expertise.

If you have any questions, please contact your Client Manager, Kirk Porter at 615.749.3137.

Bank of America, N.A.

By: /s/ Jennifer Vescera
Jennifer Vescera, Officer